UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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West Pharmaceutical Services, Inc.
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NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 5, 2009

Dear Shareholder,

The 2009 annual meeting of West Pharmaceutical Services, Inc. will be held at our headquarters, 101 Gordon Drive, Lionville, Pennsylvania 19341, on Tuesday, May 5, 2009, at 9:30 AM.  The items of business at the meeting are:

1.               to elect Paula A. Johnson, Anthony Welters and Patrick J. Zenner as Class I Directors, each for a term of three years;

2.               to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2009 fiscal year; and

3.               to transact any other business that may properly come before the meeting and any adjournment or postponement.

The board of directors unanimously recommends a vote “FOR” proposals 1 and 2 above.

As permitted by new Securities and Exchange Commission rules, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.  This proxy statement and our 2008 annual report are available at our web site at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx, which does not have “cookies” that identify visitors to the site.

Only shareholders of record at the close of business on March 20, 2009, are entitled to notice of and to vote at the meeting or any postponement or adjournment of the meeting.  You can vote by proxy on the Internet, or by dating, signing and returning the enclosed proxy in the enclosed envelope.  It is important that your shares be represented and voted, whether or not you expect to attend the meeting in person.

By Order of the Board of Directors,

JOHN R. GAILEY III
Vice President, General Counsel and Secretary

March 26, 2009

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting May 5, 2009:

Our proxy statement and annual report are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx.

i

ii

WEST PHARMACEUTICAL SERVICES, INC.

101 Gordon Drive

Lionville, Pennsylvania 19341

PROXY STATEMENT

GENERAL INFORMATION ABOUT THE MEETING

Proxy Solicitation

Our board of directors is soliciting your proxy to vote on matters that will be presented at our 2009 annual meeting and at any adjournment or postponement.  This proxy statement, the accompanying proxy card or voting instructions and our 2008 annual report are being mailed on or about March 26, 2009.  This proxy statement contains information on these matters to assist you in voting your shares.

A proxy is your legal designation of another person to vote on your behalf.  By completing the enclosed proxy card, you are giving John R. Gailey III and William J. Federici the authority to vote your shares as indicated on the proxy card.  They have been appointed by our board of directors to act in that capacity.

Proxies may be solicited on our behalf by directors, officers or employees in person or by facsimile or other electronic means.  We will pay the cost of soliciting proxies.

Shareholders of Record and Beneficial Owners

If your shares are registered directly in your name with our transfer agent American Stock Transfer & Trust Company, you are considered the “shareholder of record” of those shares.  We have mailed these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name.  These proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record of those shares.  As the beneficial owner, you may direct your broker, bank or other holder of record on how to vote your shares by using the proxy card included in the mailing or by following their instructions for voting on the Internet.

If you are a beneficial owner, your bank, broker or other holder of record may vote your shares on the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm even if it does not receive voting instructions from you, but it generally is not entitled to vote on other matters unless it receives voting instructions from you.  These are considered “broker non-votes.”

Householding

We have adopted a procedure called “householding” for mailing the proxy statement and the annual report.  Householding means that shareholders who share the same last name and address will receive only one copy of the materials, unless we are notified that one or more of these shareholders wishes to continue receiving additional copies.  We will continue to mail a proxy card to each shareholder of record.  If you prefer to receive multiple copies of the proxy materials at the same address, please contact the Vice President, General Counsel and Secretary (in writing: West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341; by telephone: (610) 594-3319).

Shareholders Entitled to Vote

You are entitled to receive notice of and to vote at the meeting only if you were a shareholder of record at the close of business on March 20, 2009.  If you were a shareholder of record on that date, you will be entitled to vote all of the shares you held on that date.  Each outstanding share of our common stock, par value $.25 per share, will be entitled to one vote on each matter considered at the meeting.  As of the record date, 32,720,391 shares of our common stock were issued and outstanding.

Quorum

A quorum is necessary to take action at the meeting.  A quorum means that holders of a majority of the outstanding shares of our common stock entitled to vote, are present, either in person or represented by proxy.  Votes withheld from director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.

Voting Requirements

Directors will be elected by plurality vote.  This means that the director nominee with the most votes for a particular slot is elected for that slot.  You may vote “for” or “withhold” with respect to the election of directors.  Other matters are determined by a majority of the votes cast, including ratification of the appointment of PricewaterhouseCoopers LLP.  Under Pennsylvania law, votes withheld from directors, abstentions and broker non-votes are not considered “votes” and, therefore, will not be given effect either as affirmative or negative votes.

Any shares you may hold in our 401(k) plans have been added to your other holdings on your proxy card.  Your completed proxy card serves as voting instructions to the trustee of those plans.  You may direct the trustee how to vote your plan shares by submitting your proxy vote for those shares, along with the rest of your shares, by Internet or mail, all as described on the enclosed proxy card.  If you do not instruct the trustee how to vote, your plan shares will be voted by the trustee in the same proportion that it votes shares in other plan accounts for which it did receive timely voting instructions.

Voting Methods

You may vote using any of the following methods:

Proxy Card or Voting Instruction Card.  Be sure to complete, sign and date the card and return it in the prepaid envelope.  If you are a shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote FOR the election of directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm on your behalf.

Via the Internet.  The Internet voting procedure is designed to authenticate votes cast by use of a personal identification number.  The procedure allows shareholders to appoint a proxy, provides voting instructions and  confirms that their actions have been properly recorded.  The website for Internet voting is www.voteproxy.com.  The enclosed proxy card contains specific instructions on Internet voting.  Please have your proxy card handy when you go online.  Internet voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 PM Eastern Time on May 4, 2009.

In Person at the Meeting.  If you are a shareholder of record and attend the meeting, you may deliver your completed proxy card in person.  If you are a beneficial owner, you must obtain a proxy from your broker, bank or other holder of record and present it to the judge of elections with your ballot in order to vote.

Changing Your Vote

Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date.  You may also vote in person at the meeting, although attendance at the meeting will not by itself revoke a previously granted proxy.

Other Matters

As of the date this proxy statement was printed, we did not know of any other matters to be raised at the annual meeting.  If other matters are properly presented for consideration, the persons named in your proxy card will have the discretion to vote on those matters for you.

PROPOSAL #1 — ELECTION OF DIRECTORS

Our board of directors is divided into three classes.  Each year, the directors in one class are elected to serve a three-year term.  The board has nominated Paula A. Johnson, Anthony Welters and Patrick J. Zenner for election as Class I directors.  All of the nominees have agreed to be named and to serve, and we expect each nominee to be able to serve if elected.  If any nominee is not able to serve, the nominating and corporate governance committee will recommend to our board a replacement nominee.  The board may then designate the other nominee to stand for election.  If you voted for the unavailable nominee, your vote will be cast for his or her replacement.  The ages, principal occupations, directorships held and other information about the nominees and directors are shown below.

Director Change in 2008.  In October 2008, director Jenne K. Britell resigned from our board and the size of the board was reduced to 10.

Nominees For Directors in Class I For Terms to Expire in 2012

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Paula A. Johnson, M.D., MPH Age 49 Director since 2005

Dr. Johnson is a cardiologist and Executive Director of the Connors Center for Women’s Health and Gender Biology and Chief of the Division of Women’s Health at Brigham and Women’s Hospital. She is also an Associate Professor at Harvard Medical School.

Anthony Welters Age 54 Director since 1997

Mr. Welters is Executive Vice President and President, Public and Senior Markets Group of UnitedHealth Group Inc., a diversified healthcare services company. Previously, he served as President and Chief Executive Officer of AmeriChoice Corporation, a UnitedHealth Group Company. He is Vice Chair of New York University, Chairman of Morehouse School of Medicine, a director of C. R. Bard, Inc. and Qwest Communications International, Inc., the Chair of the New York University School of Law Board of Trustees and a trustee of the New York University School of Medicine and of the Library of Congress. He is also a member of the Council of the National Museum of African American History and Culture.

Patrick J. Zenner Age 62 Director since 2002

Mr. Zenner is the retired President and Chief Executive Officer of Hoffmann-La Roche Inc., a pharmaceutical manufacturer. Mr. Zenner is a director of EXACT Sciences Corporation, ArQule, Inc., CuraGen Corporation, Geron Corporation and Xoma Ltd.

The board of directors recommends a vote “FOR” the election of each of the director nominees.

Continuing Class II Directors Whose Terms Expire in 2010

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Thomas W. Hofmann Age 57 Director since 2007

Mr. Hofmann is the retired Senior Vice President and Chief Financial Officer of Sunoco, Inc., an oil refining and marketing company. Mr. Hofmann is a director of Fox Chase Cancer Center and a member of the Advisory Board of the Boys & Girls Clubs of Philadelphia.

L. Robert Johnson Age 67 Director since 1989

Mr. Johnson is Managing Partner of Founders Capital Partners, a venture capital angel group. Mr. Johnson is a life member of the Corporation of the Massachusetts Institute of Technology, a director of the Scholarship Foundation of Santa Barbara, a director of the Santa Barbara Center for the Performing Arts and a director of Affinity Biosensors, LLC.

John P. Neafsey Age 69 Director since 1987

Mr. Neafsey is President of JN Associates, an investment consulting firm. He is Chairman of the Board of Alliance Resource Partners, L.P., Constar International Inc. and NES Rentals Holdings Inc. He is a trustee emeritus and presidential counselor of Cornell University and a former member of the Board of Overseers of Weill Cornell Medical College.

Geoffrey F. Worden Age 69 Director since 1993

Mr. Worden is President of South Street Capital, Inc., a consulting and investment company. He is a director of Princess House, Inc., a privately owned direct sales company, and a director or trustee of the following not-for-profit organizations: New York City Outward Bound; North Carolina Outward Bound; The Episcopal Academy; and Bridges Outreach Inc.

Continuing Class III Directors Whose Terms Expire in 2011

Name, Age and Year of Appointment as a Director	Position, Principal Occupation, Business Experience and Directorships

Donald E. Morel, Jr., Ph.D. Age 51 Director since 2002	Dr. Morel has been our Chief Executive Officer since April 2002 and Chairman of the Board since March 2003. He was also our President from April 2002 to June 2005.

John H. Weiland Age 53 Director since 2007	Mr. Weiland has been President, Chief Operating Officer and a director of C. R. Bard, Inc., a medical-device company, since August 2003, and its Group President prior to that time.

Robert C. Young, M.D. Age 69 Director since 2002

Dr. Young is Chancellor of Fox Chase Cancer Center, a research hospital. He is Chairman of the Board of Scientific Advisors of the National Cancer Institute and a director of Human Genome Sciences. Dr. Young also is a past President of the American Cancer Society and a former member of the National Cancer Policy Board of the Institute of Medicine.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Governance Principles

Our board has adopted corporate governance principles to provide guidance to our board and its committees on the board’s role, director qualifications and responsibilities, board composition, organization and leadership.  The governance principles are published on our website at www.westpharma.com under the Investors – Corporate Governance captions.  You may request a printed copy of the principles from our corporate secretary.  The board regularly reviews corporate governance developments and modifies the corporate governance principles as warranted.  Any modifications are reflected on our website.

Director Qualifications

The board and the nominating and corporate governance committee consider, at a minimum, the following factors in recommending potential new board members or the continued service of existing directors:

•

A director is nominated based on his or her professional experience. A director’s traits, expertise and experience add to the skill-set of our board as a whole and provide added value in areas needed for our board to operate effectively.

•	A director must have high standards of integrity and commitment, exhibit independence of judgment, a willingness to ask hard questions of management and the ability to work well with others.

•	A director should be willing and able to devote sufficient time to our affairs and should be free of any disabling conflict.

•	All of the directors, except for the chief executive officer, should be “independent” as outlined in our independence standards.

•	A director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other board members, our management and all relevant persons.

•	A director should actively participate in the decision-making process, be willing to make difficult decisions, and demonstrate diligence and faithfulness in attending board and committee meetings.

The board generally seeks active or former senior level executives of public companies, particularly companies with international operations, leaders in the healthcare or public health fields and individuals with financial expertise.

Director Independence

Our board has affirmatively determined that each director, except our CEO Dr. Morel, has no direct or indirect material relationship with us.  The board has established independence standards that conform to the NYSE’s independence criteria.  The independence standards may be found on our website at www.westpharma.com under the Investors – Corporate Governance captions.  In making its determination, the board considered our independence standards and relevant facts and circumstances, including direct and indirect transactions and relationships between each director and us.

Chairman, Independent Directors

One independent director is designated as “Chairman, Independent Directors.”  The Chairman, Independent Directors confers with the chief executive officer on our board’s agenda items and information requirements, calls meetings of the independent directors and presides at executive sessions of the independent directors.  Anthony Welters is the current Chairman, Independent Directors.

Communicating with the Board

Interested parties can communicate with the Chairman, Independent Directors or the non-management directors as a group by sending a letter addressed to our board of directors, c/o Vice President, General Counsel and Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, PA 19341.  Communications to a particular director should be addressed to that director at the same address.

Our corporate secretary maintains a log of all communications received through this process.  Communications to specific directors are forwarded to those directors.  All other communications are transmitted directly to the Chairman, Independent Directors who decides whether they should be forwarded to a particular board committee or to management for further handling.

Review and Approval of Related Transactions

The nominating and corporate governance committee is responsible for the review, approval or ratification of “related-person transactions” between us and related persons.  Under SEC rules, a related person is a director, officer, nominee for director or 5% shareholder since the beginning of the last fiscal year and their immediate family members.  We have written policies and procedures that apply to any transaction or series of transactions in which we or one of our subsidiaries are a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.  The nominating and corporate governance committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•                  Any employment of one of our executive officers if the related compensation of the executive has to be reported (or would be reported if the executive was a named executive officer and the compensation was approved by the compensation committee) in our proxy statement;

•                  Any compensation to one of our directors if the compensation has to be reported in our proxy statement;

•                  Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues;

•                  Any charitable contribution, grant or endowment we make to a charitable organization, foundation or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts;

•                  Transactions in which all shareholders receive proportional benefits;

•                  Transactions involving competitive bids; and

•                  Banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar service.

Transactions not included in one of the above categories are reviewed by the nominating and corporate governance committee.  The committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind or take other action with respect to the transaction.

Code of Business Conduct

All of our employees, officers and directors are required to comply with our Code of Business Conduct.  The Code of Business Conduct covers fundamental ethical and compliance-related principles and practices such as  accurate accounting records and financial reporting, avoiding conflicts of interest, the protection and use of our property and information and compliance with legal requirements.

Our Code of Business Conduct can be found on our website at www.westpharma.com under the Investors – Corporate Governance captions.  You may request a printed copy from our corporate secretary.

Board and Committee Membership

Our board of directors has five committees: audit committee; compensation committee; nominating and corporate governance committee; finance committee; and innovation and technology committee.  The board has adopted a written charter for each committee, which are posted on our website at www.westpharma.com under the Investors – Corporate Governance captions.  You may request a printed copy of each committee’s charter from our corporate secretary.

The following table shows the current membership of each board committee:

Audit	Compensation	Nominating and Corporate Governance	Finance	Innovation and Technology
Thomas W. Hofmann	L. Robert Johnson*	Thomas W. Hofmann	John P. Neafsey	L. Robert Johnson
John P. Neafsey*	John H. Weiland	Paula A. Johnson	John H. Weiland	Paula A. Johnson
Geoffrey F. Worden	Anthony Welters	Anthony Welters*	Geoffrey F. Worden*	Robert C. Young*
Patrick J. Zenner	Patrick J. Zenner	Robert C. Young

* Chair

The Audit Committee.  The audit committee assists our board in its oversight of (1) the integrity of our financial statements; (2) the independence and qualifications of our independent registered public accounting firm; (3) the performance of our internal audit function and independent registered public accounting firm; and (4) our compliance with legal and regulatory requirements.  In carrying out these responsibilities, the audit committee, among other things:

•                  reviews and discusses our annual and quarterly financial statements with management and the independent registered public accounting firm;

•                  manages our relationship with the independent registered public accounting firm, including having sole authority for its appointment, retention and compensation; reviewing the scope of its work; approving non-audit and audit services; and confirming the independence of the independent registered public accounting firm; and

•                  oversees management’s implementation and maintenance of disclosure controls and procedures and internal control over financial reporting.

Audit Committee Financial Experts.  The board has determined that each current member of the audit committee is an “audit committee financial expert” within the meaning of SEC regulations.

The Compensation Committee.  The compensation committee monitors the effectiveness of our executive compensation programs in realizing its compensation philosophy; reviews and approves corporate goals and objectives relevant to the compensation of our executive officers and evaluates their performance against those goals and objectives; and, either as a committee or together with the other independent directors, determines and approves their compensation levels based on that evaluation.  Final decisions on the compensation of our chief executive officer are discussed with and approved by the independent directors in executive session.  The compensation committee also makes recommendations to our board on incentive and equity-based compensation plans.  In overseeing the administration of those plans, the compensation committee approves all grants and awards to executive officers, establishes performance goals and determines whether or not those goals have been met.

Our compensation committee has delegated certain authority, responsibilities and duties to a committee of senior officers, referred to as the “plan committee.”  The plan committee may make equity awards to newly hired employees as part of a new-hire package and to existing employees in connection with promotions or for retention purposes, subject to guidelines and an overall annual share limitation.  The plan committee may not make any awards or grants to our officers.  The plan committee is composed of our CEO, vice president, human resources, general counsel and controller.

The Nominating and Corporate Governance Committee.  The nominating and corporate governance committee identifies qualified individuals to serve as board members; recommends nominees for director and officer positions; determines the appropriate size and composition of our board and its committees; monitors a process to assess board effectiveness; reviews related-party transactions; and considers matters of corporate governance.  After review by the independent directors, the nominating and corporate governance committee formally recommends to our board a successor to the chief executive officer.  The committee also reviews and makes recommendations to the board on the form and level of director compensation.  The nominating and corporate governance committee administers director equity-based compensation awards.

Candidate Selection Process.  To identify new, non-management director candidates, the nominating and corporate governance committee considers individuals suggested or recommended from a variety of sources, including committee members, other directors, the chief executive officer, customers, suppliers, board advisors and our security holders.  The committee has not employed a third-party search firm, but it reserves the right to do so.  All persons recommended for nomination to our board, regardless of the source of the recommendation, are evaluated in the same manner by the committee.

The Finance Committee.  The finance committee serves as our board’s liaison with management on important financial transactions and financial-policy matters.  The finance committee consults with and advises management on financial strategies and procedures, acquisitions, divestitures and capital expenditure requests.

The Innovation and Technology Committee.  The innovation and technology committee provides guidance to our board on technical and commercial innovation strategies; reviews emerging technology trends that may affect our business; reviews our major innovation and technological programs and overall patent strategies; and assists our board in making well-informed choices about investments in new technology.

Board and Committee Meetings

The following chart shows the number of meetings of our board and each of its committees held during 2008.  All directors attended more than 75% of the total number of meetings of board and committees on which they served.  Under our corporate governance principles, directors are expected to attend our annual meeting unless they cannot because of illness or emergency.  All directors attended our 2008 annual meeting.

Board or Committee	Number of 2008 Meetings
Board of directors	6
Audit	7
Compensation	6
Nominating and corporate governance	4
Finance	4
Innovation and technology	2

Our board holds regular executive sessions of only non-management directors to conduct a self-assessment of its performance and to review management’s strategy and operating plans, the criteria by which the chief executive officer and other senior executives are measured, management’s performance against those criteria and any other relevant topics.  Last year, non-management directors held six executive sessions.

DIRECTOR COMPENSATION

Annual compensation for non-employee directors is comprised of cash compensation, in the form of an annual retainer, meeting and committee fees, and annual grants of deferred stock.  The following table shows the meeting fees and retainers paid to non-employee directors in 2008:

Compensation Item	Amount
Annual Retainers
Board	$40,000
Audit committee chair	$10,000
Compensation committee chair	$5,000
Finance committee chair	$5,000
Nominating and corporate governance committee chair	$5,000
Innovation and technology committee chair	$5,000
Chairman, independent directors	$10,000
Per-Meeting Fees
Board	$1,500
Committee	$1,000

2008 Director Compensation Table

The total 2008 compensation of our non-employee directors is shown in the following table.  All directors are currently serving on our board, except Jenne K. Britell who resigned on October 6, 2008.

Name	Fees Earned and Paid in Cash	Stock Awards	All Other Compen- sation (1)	Total
	($)	($)	($)	($)
Jenne K. Britell	41,500	43,750	3,365	88,615
Thomas W. Hofmann	59,000	99,745	1,902	160,647
L. Robert Johnson	62,000	99,745	16,300	178,045
Paula A. Johnson	55,000	99,745	4,435	159,180
John P. Neafsey	70,000	99,745	39,392	209,137
John H. Weiland	56,500	99,745	2,946	159,191
Anthony Welters	74,000	99,745	15,042	188,787
Geoffrey F. Worden	65,000	99,745	28,662	193,407
Robert C. Young	60,000	99,745	12,734	172,479
Patrick J. Zenner	60,500	99,745	7,007	167,252

(1)   The amounts in this column are the dividend equivalents credited to each account under the Director Deferred Compensation Plan.

Fees Earned and Paid in Cash.  The amounts in the “Fees Earned and Paid in Cash” column are retainers for serving on our board, board committees and as committee chairs and Chairman, Independent Directors.  All annual retainers and meeting fees are paid quarterly.  The amounts do not reflect elections to defer fees under the Non-Qualified Deferred Compensation Plan for Non-Employee Directors (“Director Deferred Compensation Plan”).  In 2008, Mr. Neafsey, Mr. Welters, Mr. Weiland, Mr. Worden and Dr. Young deferred 100% of their director’s fees.

Stock Awards.  The amounts in the “Stock Awards” column reflect the compensation costs recognized as expense in our financial statements under FAS 123(R) during 2008 for deferred stock awards granted to directors.  In 2007 and 2008, each non-employee director was awarded 2,100 shares of deferred stock.  The expense attributable to the 2007 award is based on a per-share grant date fair value of $50.00 per share for all directors, except Mr. Hofmann whose 2007 award was made when he joined the board later in 2007 and has a FAS 123(R) grant date fair value of $41.57 per share.  The per-share grant date fair value of the 2008 deferred stock award for all directors was $45.71.  Dr. Britell forfeited her 2008 award when she left the board and, therefore, no expense for her 2008 award is included.  For a more detailed discussion on the compensation charges for our deferred stock awards, refer to Note 16 of the Notes to Financial Statements contained in our 2008 Form 10-K.

Deferred stock awards are made on the date of our annual meeting and vest on the date of the following year’s annual meeting, provided that the director continues to serve on our board on that date.  The deferred stock also vests on a director’s retirement, if earlier.  The 2008 deferred stock had a grant date fair market value of $95,991 based on the stock’s closing price ($45.71) on the award date, May 6, 2008.

All deferred stock is credited to an account under the Director Deferred Compensation Plan and is distributed as shares of common stock according to the terms of that plan, as described below.  When dividends are paid on common stock, additional shares of deferred stock are credited to each director’s deferred stock account as if those dividends were used to purchase additional shares.

Stock Options.  Prior to 2007, non-employee directors received annual grants of stock options, which vested on the first anniversary of the grant date.  After benchmarking this practice, our board of directors stopped granting stock options to directors.

Outstanding Director Stock Awards and Stock Options At Fiscal Year-End 2008

The following table presents information on stock awards and stock options as of December 31, 2008 for each person who served as a non-employee director during that year.

Name	Vested Deferred Stock Awards	Unvested Deferred Stock Awards	Total Deferred Stock Awards	Stock Options Outstanding
	(#)	(#)	(#)	(#)
Jenne K. Britell	2,143	-0-	2,143	-0-
Thomas W. Hofmann	1,499	2,120	3,619	—
L. Robert Johnson	2,142	2,120	4,262	19,200
Paula A. Johnson	2,142	2,120	4,262	10,300
John P. Neafsey	2,142	2,120	4,262	6,400
John H. Weiland	2,142	2,120	4,262	—
Anthony Welters	2,142	2,120	4,262	33,450
Geoffrey F. Worden	2,142	2,120	4,262	37,200
Robert C. Young	2,142	2,120	4,262	16,268
Patrick J. Zenner	2,142	2,120	4,262	23,950

Director Deferred Compensation Plan

All non-employee directors may participate in the Director Deferred Compensation Plan, which permits participants to defer all or a part of their annual cash retainers and meeting fees until they cease to be directors.  Deferred fees may be credited to a “stock-unit” account that is deemed invested in our common stock or to an account that earns interest at the prime rate of our principal commercial bank.  The stock-unit accounts also are credited with dividend equivalents based on the number of stock units credited to the account as of the dividend record date.

The value of a director’s account balance is distributed on termination of board service.  The value of a director’s stock-unit account is determined by multiplying the number of stock units credited to the account by the fair market value of our common stock on the termination date.

Directors may receive their distribution as a lump sum or in up to 10 annual installments.  Separate elections may apply to amounts earned and vested before 2005 and amounts earned and vested after December 31, 2004.  Deferred stock is distributed in shares of stock and stock units are distributed in cash.  If a director elects the installment option, any cash-account balances during the distribution period will earn interest at the prime rate of our principal commercial bank and deferred stock will be credited with dividends until paid.  Partial shares are distributed in cash.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section of the proxy statement explains how our executive compensation programs are designed and operate with respect to the named executive officers (the CEO, CFO and three other most-highly compensated executive officers).  The “Summary Compensation Table and Narrative Disclosure” section presents compensation earned by the named executive officers in 2006, 2007 and 2008.

Our board’s compensation committee develops our overall compensation philosophy, approves our executive compensation programs and makes all decisions about the compensation of our executive officers, including the named executive officers.  The committee’s decisions on the compensation of the chief executive officer are discussed with and approved by the independent directors.  The committee’s overall compensation philosophy is to tie executive pay to short-term and longer-term company performance and to attract and retain the type of executive leadership that will help us achieve our strategic objectives.  To reach these goals, we have designed our compensation programs to reflect the following values:

•                  The programs should have a strong pay-for-performance aspect.  A major portion of executive pay should be “at risk” based on our financial performance.  Total pay should be targeted at the appropriate market median with greater rewards paid for exceeding goals.

•                  The programs should support the achievement of both operating performance and strategic objectives.  Annual bonuses should reward performance against key budgeted targets, while long-term incentives should keep management focused on business growth and effective use of capital.

•                  The programs should link management compensation with the interests of shareholders, and executives should have an interest in enhancing shareholder value.  Incentives should facilitate stock ownership and their value should result from increasing stock price.

•                  The programs should assure access to needed talent and encourage retention.  They should be fair and market-competitive.  Compensation opportunities should be consistent with each executive’s responsibilities, experience and performance.

The Role of Our Compensation Consultant

The compensation committee has retained Towers Perrin, an outside compensation consultant, to assist it.  Towers Perrin reports directly to the committee.  During 2008, Towers Perrin performed the following tasks for the committee:

•                  Prepared competitive market data with respect to the compensation of the executive officer group;

•                  Provided input on the committee’s pay recommendations for the chief executive officer;

•                  Provided input on compensation program design and philosophy, incentive-pay mix and comparator groups against which executive pay is benchmarked; and

•                  Provided information on executive compensation trends.

The Role of Comparator Groups in Executive Compensation Decisions

Each year, the committee reviews our executives’ cash and equity compensation relative to comparable companies of a reasonably similar size and complexity with which we compete for talent and business.  To assure that executive compensation is fair and market-competitive, the committee sets midpoint base salaries, target bonus levels and expected long-term incentive award values by reference to the median of a select group of industry-specific comparator companies – referred to as the “Business Segment Comparator Group.”  The committee also considers compensation data from a broad survey of cross-industry companies, including healthcare and others – referred to as the “Talent Market Comparator Group” – as a way of confirming that our executive pay is competitive.

The selection of the comparator group companies was based on the following guiding principles:

•                  Business Segment Comparator Group companies should reflect businesses and industries that are similar in complexity to us as measured by global footprint, manufacturing capabilities, revenues, materials, intellectual-property profile and customer characteristics;

•                  The overall comparator samples should reflect both those companies with which we compete for business, and more broadly, those with which we compete for talent;

•                  To the extent possible, the selection process should be driven by appropriate criteria versus selection of individual companies; and

•                  Data samples should be robust, provide decision-quality data for all executive positions and be readily available.

The committee agreed that the Business Segment Comparator Group should have the following characteristics:

• Revenues between $500 million and $2 billion	• Materials/Products
• Global Footprint	• Elastomers
• Multi-region	• Plastics
• Multi-plant	• Metals
• Manufacturing Profile	• Customer Characteristics
• Multi-plant	• Complex sales development
• Medical device/healthcare	• Quality demands
• Discrete parts to complex assembly	• Regulatory barriers
• Similar Intellectual Property Profile	• Global customer base

The composition of the Business Segment Comparator Group was proposed by Towers Perrin based on the criteria described above, and selected by the committee and management.  It is comprised of the following companies:

Business Segment Comparator Group

Advanced Medical Optics, Inc.	Cooper Industries, Inc.	Edwards Lifesciences LLC	Pall Corporation
AptarGroup, Inc.	C. R. Bard, Inc.	Hospira, Inc.	Respironics, Inc.
Arrow International, Inc.	Covidien	Invacare Corporation	Rochester Medical Corporation
Baxter International, Inc.	Dade Behring Inc.	Kinetic Concepts, Inc.	Theragenics Corporation
Beckman Coulter, Inc.	Datascope Corp.	Mentor Corporation	Varian Medical Systems, Inc.
Becton Dickinson & Co.	Dentsply International Inc.	Millipore Corporation

The committee reviews the Business Segment Comparator Group each year.  One company was removed from the group for 2008 due to its merger into a larger company.

The committee agreed that the Talent Market Comparator Group should consist of companies that participate in Towers Perrin’s annual executive compensation database, which have revenues of $500 million to $2 billion and operate in the chemicals, electronics and scientific equipment, healthcare/medical products, industrial manufacturing or pharmaceuticals industries.  Intended to represent the marketplace where we compete for talent, this broader group is used to confirm the competitiveness of compensation paid to similar executives at the Business Segment Comparator Group companies and when information on particular executive positions within the primary peer-group companies is unavailable.  The companies in the Talent Market Comparator Group used for 2008 compensation purposes were:

Talent Market Comparator Group

Advanced Medical Optics, Inc.	Donaldson Company, Inc.	Patheon
Alpharma	Dresser-Rand	PerkinElmer, Inc.
Applera	Endo Pharmaceuticals	Plexus Corp.
Barr Laboratories, Inc.	H. B. Fuller Company	Plum Creek Timber
Bracco Diagnostics, Inc.	Herman Miller, Inc.	Polymer Group
Brady Corporation	IDEX Corporation	Powerwave Technologies
Celgene Corporation	Invitrogen	Respironics
Cephalon, Inc.	Kaman Industries	Schweitzer-Mauduit International, Inc.
CF Industries	King Pharmaceuticals, Inc.	Shire Pharmaceuticals
Clarcor	Makino, Inc.	Tektronix
Constar International Inc.	MDS Pharmaceutical Services	Tennant
Covance, Inc.	MedImmune, LLC	Terra Industries
Chesapeake	Milacron, Inc.	Thomas and Betts
Cubic Corporation	Millipore Corporation	Texas Petrochemicals
Dade Behring Holdings, Inc.	Mine Safety Appliances	Toro Pharm Logistics
Daiichi Sankyo	MSC Industrial Direct Co., Inc.	Valmont Industries
Dentsply Pharmaceutical	Omnova Solutions, Inc.	Watson Pharmaceuticals, Inc.

The Use and Review of Tally Sheets

The committee reviews tally sheets as part of its annual executive-compensation review.  The tally sheets contain all components of the named executive officers’ current compensation, including salary, equity and non-equity incentive compensation and perquisite components, and valuations of retirement benefits and estimated compensation payable on employment termination or following a change in control.  The tally sheets assemble all of the individual elements for each named executive officer’s actual and potential compensation so that the committee may consider the appropriateness of the total value of the compensation packages and the mix between current and projected pay.

In its review of these tally sheets, the committee noted that in many instances the year-over-year decrease in the value of equity owned by executive officers exceeded their total 2008 compensation, reflecting year-over-year declines in our stock price.  The committee believed that such a decline in wealth accumulation was consistent with its stock ownership and pay-for-performance philosophies.

The Elements of Our Executive Pay

We have established an executive compensation program that includes three main components:

•                  Base salaries;

•                  Annual incentive (bonus) awards; and

•                  Long-term equity incentive awards.

These components are designed to work together to advance the overall goals of our compensation philosophy.  To ensure fair and competitive compensation, base salaries and targeted annual and long-term incentive opportunities are generally set at or near median pay levels of the market as represented by pay practices in the Business Segment and Talent Market Comparator Groups.

We target the top end of the 75th percentile range for the combined value of cash compensation (base salaries and annual bonus) and long-term incentives, if maximum performance is achieved, which will yield above-average compensation for superior performance.  Because the value of stock-based awards at the time they become earned and vested depends on stock-price appreciation and longer-term operating performance over the award period, individual compensation levels may vary from the intended target.

Consistent with our compensation philosophy, performance-based pay generally represents a greater percentage of the total compensation of the executives who have the most influence over and responsibility for the achievement of performance objectives, thus emphasizing the pay-for-performance aspect of our compensation programs.

The Role of Executives in Determining Compensation

Our chief executive officer and our vice president, human resources, together with Towers Perrin, make recommendations to the committee on incentive-plan design and incentive-compensation targets for each named executive officer other than the chief executive officer.  Their recommendations are influenced to a large degree by Towers Perrin’s evaluation of the median incentive compensation levels of the Business Segment Comparator Group, which is reviewed at least annually.  The CEO prepares salary recommendations for each executive officer after reviewing comparative salary data and discusses job performance and the rationale for his recommendations with the committee.

Base Salary

The objective of base salary is to provide fixed compensation for each named executive officer that is fair and market-competitive.  Although we target base salaries at a competitive range (i.e., +/- 15%) of the market median, individual salary levels may vary depending on the executive’s experience, length of service in the position, potential for advancement and/or development, the committee’s subjective view of personal performance, and the influence of compensation structures in markets where we compete for talent.

Salary increases are based on an evaluation of the individual’s performance and level of pay in relation to Business Segment and Talent Comparator Group levels for similar positions.  Before making its decision on the CEO’s salary, the committee reviews a competitive compensation assessment that compare his base salary, targeted annual incentive and expected long-term incentive values with the comparable position at each of the Business Segment Comparator Group companies.  The committee also reviews the CEO’s performance evaluation and discusses its views with the independent directors in executive session.  Salaries are reviewed annually and any adjustments take effect in late April or early May.

2008 Base Salary Decisions

The committee approved a salary increase for each named executive officer last year.  In approving increases for the non-CEO named executive officers, the committee took into account the individual’s responsibilities, experience and performance, his position relative to the Business Segment and Talent Market Comparator Groups and to internal peers, and considered the recommendations of the CEO.

Dr. Morel’s 2008 salary increase reflected the committee’s desire to maintain his salary at or within the median and our board’s view that he has provided excellent leadership and continues to remain a highly effective CEO.

The following table shows the 2008 salary increases approved by the committee for each named executive officer and the comparison of their base salary with the Business Segment Comparator Group.

2008 Base Salary Increases and Comparisons to Market

Name	2007 Base Salary	2008 Base Salary	Business Segment Market Comparator Group 50th Percentile	% of Target 50th Percentile
Donald E. Morel, Jr.	$780,000	$825,000	$800,000	103%
William J. Federici	$420,000	$428,400	$364,000	118%
Steven A. Ellers	$470,000	$502,900	$490,000	103%
Robert J. Keating	$360,026	$376,060	$305,000	123%
John R. Gailey III	$315,000	$322,900	$324,000	100%

Annual Incentive Plan

The named executive officers may earn annual bonuses under the Annual Incentive Plan based on our financial performance criteria, subject to maximum and minimum performance and payout limits.  Annual bonuses reward achievement of annual operating goals, which are focused on attaining profitable growth while encouraging prudent use of cash.  To achieve these goals, bonuses depend on the achievement of multiple financial targets, weighted according to their importance.  The targets vary according to organization unit.  The targets for the named executive officers are as follows:

Annual Incentive Plan

Performance Targets and Weighting

Organization Unit	Applicable Performance Measures	Weight
Corporate – applies to:
Donald E. Morel, Jr.	Adjusted Consolidated Earnings-Per-Share (EPS)	65.00%
William J. Federici	Adjusted Consolidated Operating Cash Flow	35.00%
Steven A. Ellers		100.00%
John R. Gailey III

Regional – applies to:
Robert J. Keating	Adjusted Regional Revenue	12.50%
	Adjusted Regional Operating Income	37.50%
	Adjusted Pharmaceutical Systems Div. Revenue	6.25%
	Adjusted Pharmaceutical Systems Div. Operating Income	12.50%
	Adjusted Pharmaceutical Systems Div. Cash Flow	6.25%
	Adjusted Consolidated EPS	25.00%
		100.00%

The adjusted EPS metric consists of GAAP EPS, adjusted to budgeted foreign-exchange rates, and excluding the impact of unusual or infrequent items such as discrete tax benefits and restructuring gains or losses.  Adjusted regional revenue, operating income and division cash flow consist of GAAP results for those measures, adjusted for budgeted exchange rates.

Target bonus opportunities are determined as a percentage of each executive’s base salary.  The committee establishes target-bonus levels for each of the named executive officers through an analysis of compensation for comparable positions in the Business Segment and Talent Market Comparator Groups.  The combination of base salary and target bonus is intended to approximate the median market if the performance targets are met, and approach the 75th percentile if targets are exceeded.  Consistent with our overall compensation design, executives with greater responsibilities for influencing financial performance have higher target bonus levels as a percentage of salary.

An executive’s Annual Incentive Plan award is determined by multiplying his base salary times his bonus opportunity times the applicable “payout factor.”  For each performance measure, a “payout factor” is determined based on the level of performance for the applicable year versus the targets for that year.  If the executive achieves 100% performance, the payout factor for each performance measure is 100%.  If the performance level is less than a threshold amount, the payout factor is zero, and if performance exceeds 100%, the payout factor will be greater than 100%.  Each payout factor is weighted to reflect the relative importance of the applicable performance measure.  The following table shows the payout formula.  Performance between points is straight-line interpolated.

% of Performance Goal Achieved	Payout Factor
115% and above	150.0%
110%	133.3%
105%	116.7%
100%	100.0%
95%	83.3%
85%	50.0%
Below 85%	No payout

Annual Incentive Plan awards are paid in cash, but executives may elect to have up to 100% of the bonus paid in our common stock, referred to as “bonus shares.”  This option increases executive stock ownership and further aligns executives with shareholder interests.  As an inducement to acquire and hold shares, we also grant one additional time-vested restricted share, referred to as an “incentive share,” for each four bonus shares received.  Incentive shares vest only if the executive holds the bonus shares for four years and remains employed during the vesting period — provisions designed to encourage long-term stock ownership and promote retention.

2008 Annual Performance Measurement and Achievement

Each year, our chief executive officer and vice president, human resources, working with our finance group and in consultation with the committee, propose annual incentive payout criteria, payout targets and weighting.  The committee reviewed and approved the proposed 2008 performance criteria, which were based on our board-approved budget, because it believed the proposed goals represented appropriate “stretch” targets and were aligned with shareholder interests.  The following table shows the 2008 targets, their weighting and performance against target as they apply to each of the named executive officers.

2008 Annual Incentive Plan

Performance Targets, Weighting and Achievement

(In US $ millions, except per-share data)

Name	Applicable Performance Measures	Target Performance (1)	Actual Performance (1)		% of Target Achieved	% Payout	% Weight	Payout Factor
Donald E. Morel, Jr.	Adjusted Consolidated EPS (2)	$2.47	$2.41	(2)	97.6%	91.9%	65.00%	59.7%
William J. Federici	Adjusted Consolidated Operating Cash Flow (3)	$163.8	$142.0		86.7%	55.6%	35.00%	19.5%
Steven A. Ellers	Total Payout Factor							79.2%
John R. Gailey III

Robert J. Keating	Adjusted Regional Revenue	$503.4	$497.5		98.8%	96.1%	12.50%	12.0%
	Adjusted Regional Operating Income	$93.5	$92.0		98.4%	94.5%	37.50%	35.5%
	Adjusted Pharmaceutical Systems Div. Revenue	$855.8	$826.4		96.6%	88.5%	6.25%	5.5%
	Adjusted Pharmaceutical Systems Div. Operating Income	$153.6	$138.5		90.2%	67.3%	12.50%	8.4%
	Adjusted Pharmaceutical Systems Div. Cash Flow	$59.4	$22.6		38.1%	0.0%	6.25%	0.0%
	Adjusted Consolidated EPS (3)	$2.47	$2.41	(2)	97.6%	91.9%	25.00%	23.0%
	Total Payout Factor							84.4%

(1)	All targets and actual performance reflect 2008 budgeted exchange rates, which yielded an impact of $0.07 per share.

(2)	Adjusted Consolidated EPS performance was adjusted to exclude the impact of net contract settlement income of $0.07 per share and restructuring expenses of $0.05 per share.

(3)

Adjusted Consolidated Operating Cash Flow was adjusted to exclude the impact of $9.7 million of net contract settlement proceeds, $4.0 million of restructuring expenses and $12.7 million of extraordinary tax payments.

The table below shows the 2008 target and actual Annual Incentive Plan awards paid to each of the named executive officers.  The total actual award is shown in the “Non-Equity Incentive Plan Compensation” column of the 2008 Summary Compensation Table.

2008 Annual Incentive Plan Payouts

Name	Target (1) Payout as a % of Salary	Payout Range as a % of Salary	Target Bonus Award	Maximum Award	Actual Cash Award	Value (2) of Bonus Shares	Total Actual Award	Actual Award as a % of Target	Actual Award as a % of Salary
			($)	($)	($)	($)	($)
Donald E. Morel, Jr.	100%	0-150.0%	825,028	1,237,542	653,400	—	653,400	79.2%	79.2%
William J. Federici	65%	0-97.5%	278,469	417,704	220,540	—	220,540	79.2%	51.5%
Steven A. Ellers	75%	0-112.5%	377,189	565,783	149,362	149,361	298,723	79.2%	59.4%
Robert J. Keating (3)	60%	0-90.0%	229,232	343,848	193,401	—	193,401	84.4%	50.6%
John R. Gailey III	50%	0-75.0%	161,458	242,187	127,870	—	127,870	79.2%	39.6%

(1)	Target bonuses are based on each executive’s base salary rate in effect at December 31 of the bonus year and are set as a percentage of base salary.

(2)	The value of bonus shares is determined by reference to the closing stock price, $32.09 on February 24, 2009, the date of grant.

(3)	For purposes of calculating his bonus payout, Mr. Keating’s base salary was converted at the rate of 1.4094 U.S. Dollars per Euro, which was the spot monthly exchange rate for year-end 2008.

Long-Term Incentive Program

Our long-term equity compensation program is intended to complement the objectives of the Annual Incentive Plan by encouraging longer-term sales growth and profitable investments.  Long-term incentives also are intended to align executive and investor interests; assist in retaining key executive personnel; and give executives an opportunity to create wealth over time based on increasing stock value.

Our long-term incentive programs use equity-based awards in the form of non-qualified stock options that vest over time and performance-vesting share units (“PVS units”), which entitle the recipient to receive a number of shares of our common stock dependent on achievement of multi-year financial targets.

Stock Options.  Stock options enable our executives to share in the growth of our stock for up to 10 years from the award date.  This encourages our executives and other employees to make long-term decisions to benefit us and our shareholders because options become valuable only to the extent that the market value of our common stock exceeds the option’s exercise price.  The awards vest ratably over four years, which helps us retain key employees.  Stock options generally expire 90 days after employment termination, except in the case of retirement.  The normal 90-day expiration period ensures that employees do not share in increases in stock value after they terminate employment for reasons other than retirement.  We permit shares to be exercised for the full 10-year term following retirement to reward long service and provide income security and to encourage executives to think long-term as they near the end of their career.

PVS Units.  PVS unit awards provide for a medium-term incentive compensation opportunity that pays out only if certain performance measures are met over a three-year period.  They are designed to encourage our executives to balance near-term earnings growth with longer-term profitable investments.  PVS units may be earned based on two equally weighted performance measures — compound annual revenue growth rate (“CAGR”) and return on invested capital (“ROIC”).  The payout opportunity is capped at 200% and actual payouts may range from 0% to 200% based on actual results.  The following table shows the payout formula.  Performance between points is straight-line interpolated.

Target Achieved	Payout Factor
15.0% and above	200%
12.5%	150%
11.0%	120%
10.0%	100%
8.5%	75%
7.0%	50%
Below 7.0%	No payout

After the base salary and annual bonus opportunity are set, the value of targeted long-term opportunities is established by comparing the individual executive’s total direct compensation (i.e., salary, cash bonus and the expected value of long-term incentive awards) to the market.  The committee’s practice is to determine the targeted dollar amount of equity compensation and then grant long-term incentive awards that have a fair value equal to that amount on the grant date.  Long-term award value is roughly divided equally between the two types of awards.  Stock options are valued using a binomial lattice model, and PVS units are valued based on the discounted value of the stock, adjusted for the risk of forfeiture.

As with the determination of base salaries and Annual Incentive Plan award opportunities, the committee exercises judgment in view of the above criteria, taking into consideration CEO recommendations in setting long-term award target levels for non-CEO executives and discussions with the independent directors regarding the target levels for the CEO.  The committee also considers potential shareholder dilution of the program and overall business and market conditions.  Long-term grants do not affect the amount of an employee’s retirement benefits.

2008 Long-Term Incentive Performance Measurement and Achievement

For PVS units awarded in 2008, the committee set a target CAGR and ROIC goal of 10% each.  In setting the 2008 CAGR and ROIC targets, the committee considered past performance, our weighted average cost of capital and information relative to sales growth in the markets in which we operate.  The number of options or PVS units previously granted to, or held by, a named executive officer is not a factor in determining individual grants.  Past awards were granted based on performance in prior years.  As a result, potential accumulated wealth is not viewed as relevant in arriving at the current year awards.  The value of 2008 PVS units awarded to each named executive officer is reflected in the 2008 Summary Compensation Table on page 20 and the 2008 Grants of Plan-Based Awards Table on page 22.

Retirement Plans and Termination Payments

We maintain defined benefit and defined contribution retirement programs for U.S. salaried employees in which Dr. Morel, Mr. Ellers, Mr. Federici and Mr. Gailey participate.  In addition to the standard benefits available to all eligible U.S. salaried employees, we maintain non-qualified defined benefit plans in which these four executives participate.  All tax-qualified defined benefit plans have a maximum compensation limit and a maximum annual benefit, which restrict the benefit to participants whose compensation exceeds these limits.  The non-qualified plans provide benefits to key salaried employees, including those four named executives, using the same formula for benefits as is used under the tax-qualified plans but without regard to the compensation limits and maximum benefit accruals for tax-qualified plans.

We also provide our named executive officers with certain benefits on termination of their employment in various circumstances, as described under “Estimated Payments Following Severance” and “Payments On Termination in Connection With a Change in Control” sections below.  We believe that these agreements are an important element in ensuring that the executives remain focused on our business in the event of a threat or occurrence of a change in control; encourage executives to act in the best interests of the shareholders in assessing a transaction; and protect our value by retaining key talent.

Considerations Specific to Mr. Keating

In 2008, Mr. Keating informed us of his intent to retire on March 31, 2009.  The committee believes that he has contributed significant value to us over the course of his seven years as regional head and has built a superb foundation for growth in his region.  The committee believes that Mr. Keating has made decisions and contributions that will have a significant impact beyond his retirement.  To reflect and reward these contributions, which will benefit our long-term future, the committee amended Mr. Keating’s outstanding stock options and PVS units in October 2008 to allow them to continue vesting according to their original vesting schedules following his retirement.  The value of this added benefit was $248,811 based on our stock price at that time.

Other Compensation Policies

Personal Benefits.  We provide our named executive officers with other benefits, reflected in the “All Other Compensation” column of the 2008 Summary Compensation Table on page 20, that we believe are reasonable and competitive so that we may attract and retain talented senior executives.  In total, they represent a small percentage of the executives’ overall compensation.

Stock Ownership Requirements.  First adopted in 1994, stock-ownership goals for all executive officers reflect our view that senior management should have a significant equity position in the Company.  Stock-ownership goals align executives with the interests of shareholders and encourage a longer-term focus.  These goals specify a value equal to particular multiples of the executive’s base salary, which executive officers must acquire within five to seven years of attaining their position.  The chief executive officer’s goal is 5x base salary and the goal for all other executive officers is 2x base salary.  Our stock may be held in various forms to achieve the ownership guidelines, including shares held directly, shares held in retirement and savings plans accounts, and bonus and restricted stock awarded under our incentive plans.  The committee reviews progress against these goals every year.  All named executive officers currently meet their guidelines.  We prohibit hedges of our common stock by executive officers or employees.

Equity-Awards Policy.  Under the committee’s equity-awards policy, all equity awards (other than grants for newly hired employees and grants for promotions or for retention purposes) are made once per year at the committee meeting in February or March, following the release of earnings for the prior fiscal year.  The policy also confirms that the grant date of any equity award is the date the award is approved at a meeting of the committee or plan committee and that the exercise price of any stock option is determined as of the grant date in compliance with the terms of the applicable incentive plan.

Accounting Impact on Executive Compensation.  In designing our total compensation and benefit programs, we review the accounting implications of our decisions.  We seek to deliver cost-effective compensation and benefit programs that meet our needs while ensuring an appropriate impact on reported earnings and other financial measures that we deem important.  We have also taken steps to ensure that all of our nonqualified deferred compensation plans and arrangements comply with the recently implemented regulations under Section 409A of the Internal Revenue Code.

Deductibility of Executive Compensation.  Under Section 162(m) of the Internal Revenue Code, a publicly held corporation is denied a federal tax deduction for compensation in excess of $1,000,000, which is paid to its chief executive officer, chief financial officer and its three most-highly compensated executive officers other than those officers.  “Qualified performance-based compensation” and certain other compensation are not subject to the deduction limitation.  Our board of directors has taken action to cause cash bonus awards and grants of stock options, PVS units and other stock awards under our incentive plans to be treated as qualified performance-based compensation and, therefore, not limited by Section 162(m).

Compensation Committee Report

The compensation committee, composed of independent directors, reviewed and discussed the preceding Compensation Discussion and Analysis with the Company’s management.  Based on this review and discussions, the compensation committee recommended to the Company’s board of directors, and the board of directors approved, that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Compensation Committee:

L. Robert Johnson, Chairman
John H. Weiland
Anthony Welters
Patrick J. Zenner

Summary Compensation Table and Narrative Disclosure

The following table presents information on the compensation to our chief executive officer, chief financial officer and the three other most-highly compensated officers during the fiscal year ended December 31, 2008.  We refer to these officers as the “named executive officers.”

2008 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (1)	All Other Compensation	Total
		($)	($)		($)	($)	($)	($)	($)	($)

Donald E. Morel, Jr. Chairman of the Board and Chief Executive Officer	2008 2007 2006	811,180 778,382 664,059	-0- -0- 200	(2)	509,364 1,344,222 1,159,851	792,591 733,539 574,926	653,400 676,005 915,904	155,337 155,146 263,085	163,898 137,111 143,177	3,085,770 3,824,405 3,721,202

William J. Federici Vice President and Chief Financial Officer	2008 2007 2006	425,830 407,656 376,190	-0- -0- 100	(2)	151,608 339,993 246,652	208,804 178,234 106,455	220,540 236,603 280,797	61,886 61,682 41,828	100,483 74,179 69,736	1,169,151 1,298,347 1,121,758

Steven A. Ellers President and Chief Operating Officer	2008 2007 2006	492,794 446,843 388,145	-0- -0- 200	(2)	235,138 581,377 492,467	330,865 307,828 212,814	298,723 288,466 340,478	115,037 99,033 301,376	97,091 70,392 76,321	1,569,648 1,793,939 1,811,801

Robert J. Keating * President, Europe and Asia Pacific, Pharmaceutical Systems Division	2008 2007 2006	396,070 360,866 311,929	-0- -0- -0-		66,430 177,300 147,349	106,008 97,609 65,922	193,401 221,632 224,860	— — —	319,949 292,144 279,182	1,081,858 1,149,551 1,029,242

John R. Gailey III Vice President, General Counsel and Secretary	2008 2007 2006	320,485 305,691 273,578	-0- -0- 200	(2)	68,057 171,058 133,786	104,796 92,936 59,173	127,870 136,504 168,419	56,961 46,429 81,168	66,068 57,241 55,002	744,237 809,859 771,326

(1)

These amounts are an estimate of the increase in actuarial present value of the named executive officers’ age-65 accrued benefit under our retirement plans for 2008. Amounts are payable only when a participant’s employment terminates, and may be reduced if benefits are commenced prior to retirement. Assumptions underlying the estimates are described under 2008 Pension Benefits Table on page 26.

(2)	Represents annual holiday bonus, which was eliminated effective January 1, 2007 for the U.S.-based named executive officers.

Stock Awards.  The amounts in the “Stock Awards” column reflect the accounting charge taken in each year for incentive (time-vesting restricted) shares and unearned PVS units.  Accounting costs are determined, as required, under FAS 123(R).  The following table summarizes the portion of 2008 expense attributable to unearned PVS unit awards by year of award and the accounting charge associated with unvested incentive shares granted to each named executive officer.

	PVS Unit Awards			Unvested Incentive Shares
Name	2006 Award	2007 Award	2008 Award	All Awards
	($)	($)	($)	($)
Donald E. Morel, Jr.	66,163	135,886	278,091	29,224
William J. Federici	17,092	37,059	75,840	21,617
Steven A. Ellers	28,945	55,591	113,763	36,839
Robert J. Keating	8,272	18,532	37,924	1,702
John R. Gailey III	8,272	18,532	37,924	3,329

For a more detailed discussion on the compensation charges for our PVS units and incentive shares, refer to Note 16 of the Notes to Financial Statements contained in our 2008 Form 10-K.

Option Awards.  The amounts in the “Option Awards” column reflect the accounting charge taken in each year for stock-option awards.  Accounting costs are determined, as required, under FAS 123(R).  The following table summarizes the 2008 expense attributable to stock options by grant date of the award:

Name	2005 Award	2006 Award	2007 Award	2008 Award
	($)	($)	($)	($)
Donald E. Morel, Jr.	56,637	195,667	336,326	203,961
William J. Federici	10,905	50,547	91,726	55,626
Steven A. Ellers	24,233	85,606	137,587	83,439
Robert J. Keating	7,876	24,458	45,861	27,813
John R. Gailey III	6,664	24,458	45,861	27,813

The value used for recognition of expense for stock options was calculated using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2005	2006	2007	2008
Expected Life (Years)	6	6	5	5
Risk-Free Interest Rate	4.07%	4.62%	4.46%	2.92%
Dividend Yield	1.72%	1.47%	1.16%	1.34%
Expected Volatility	27.3%	29.3%	30.3%	24.7%

For a more detailed discussion on the assumptions used to calculate compensation charges for our options, refer to Note 16 of the Notes to Financial Statements contained in our 2008 Form 10-K.

Non-Equity Incentive Plan Compensation.  The amounts in the “Non-Equity Incentive Plan” column are the Annual Incentive Plan awards made with respect to 2008 performance.  Awards are paid in cash, except participants may elect to have up to 100% paid in our common stock.  For details of this plan, refer to the description beginning on page 15.

All Other Compensation.  The amounts in the “All Other Compensation” column consist of: (1) costs of providing a Company-leased vehicle, including lease payments, gas, maintenance and insurance; (2) Company matching contributions made in 2008 on cash deferrals to the Employee Deferred Compensation Plan and 401(k) plan; (3) the incremental cost of medical benefits provided to executives that are not available to other employees; (4) Company-paid life insurance premiums; (5) dividend equivalents credited in 2008 on unvested incentive shares and unearned PVS units, whether or not the awards have been deferred; (6) tax gross-ups; and (7) reimbursement for financial-planning services (Mr. Keating only).

All Other Compensation – 2008

Name	Use of Company Car	Deferred Comp Plan/Savings Plan Company Match	Company Paid Medical Plan Costs	Life Insurance	Dividend Equivalents	Tax Gross-ups	Other		Total

Donald E. Morel, Jr.	$37,628	$50,647	$8,254	$4,433	$48,012	$14,924	$—		$163,898
William J. Federici	32,843	35,233	8,254	1,111	13,764	9,278	—		100,483
Steven A. Ellers	23,380	37,912	2,548	1,243	21,564	10,444	—		97,091
Robert J. Keating *	26,976	-0-	4,433	10,343	6,261	20,817	251,119	(1)	319,949
John R. Gailey III	10,525	31,019	8,254	834	6,350	9,086	—		66,068

(1)

Represents the following compensation paid to Mr. Keating in connection with his overseas assignment: cost-of-living allowance – $122,829; Company payment for the purchase of private retirement benefit – $98,565; airfare for spouse – $7,196; partial golf club membership – $1,463; tax and financial planning and preparation – $16,813; and disability insurance premiums – $4,253.

*

The dollar amounts for Mr. Keating were converted from Euros to U.S. Dollars, except for life insurance premium payments that are included as All Other Compensation, at the average monthly Euro exchange rate as follows (Dollars per Euro): 2006 – 1.2540; 2007 – 1.3680; and 2008 – 1.4633. Life insurance premiums were converted from Australian Dollars to U.S. Dollars at the following rates (Australian Dollars per U.S. Dollar): 2006 – 0.7525; 2007 – 0.8361; and 2008 – 0.8363.

2008 Grants of Plan-Based Awards Table

The following table provides information on stock options, bonus shares, incentive shares (time-vested restricted stock) and PVS units granted to our named executive officers in 2008.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units (3)	Options	Awards	Awards (4)
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Donald E.	2/26/08	390,011	780,021	1,170,031
Morel, Jr.	2/26/08				17,863	35,726	71,452				1,489,774
	2/26/08							725			30,233
	2/26/08								100,825	41.70	979,011

William J.	2/26/08	136,505	273,009	409,514
Federici	2/26/08				4,872	9,743	19,486				406,283
	2/26/08							931			38,823
	2/26/08								27,498	41.70	267,006

Steven A. Ellers	2/26/08	176,257	352,514	528,771
	2/26/08				7,308	14,615	29,230				609,446
	2/26/08							1,155			48,164
	2/26/08								41,247	41.70	400,508

Robert J. Keating	2/26/08	108,008	216,016	324,024
	2/26/08				2,436	4,872	9,744				203,162
	2/26/08								13,169	41.70	133,503

John R. Gailey III	2/26/08	78,754	157,508	236,262
	2/26/08				2,436	4,872	9,744				203,162
	2/26/08							123			5,129
	2/26/08								13,749	41.70	133,503

(1)

These amounts represent the minimum, target and maximum awards under the Annual Incentive Plan. The amounts are not reduced to reflect any elections to defer receipt of an executive’s cash bonus or bonus shares under any deferred compensation plan.

(2)

These amounts represent PVS units that may vest depending on attainment of performance targets over a three-year performance period. All PVS units have a grant date FAS 123(R) value of $41.70 per share. The amounts in this column are not reduced to reflect any elections to defer receipt of an executive’s PVS units under any deferred compensation plan.

(3)

The amounts represent the number of incentive shares awarded to the named executive officers who have elected to receive a portion of their Annual Incentive Plan payout in the form of bonus shares. The amounts are not reduced to reflect any elections to defer receipt of an executive’s incentive shares under any deferred compensation plan.

(4)

This column consists of the aggregate FAS 123(R) values of options and stock awards granted during 2008. The per-option FAS 123(R) grant date value was $9.7149 each for all options. For the assumptions made in determining FAS 123(R) values, refer to our 2008 Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2008

The following table contains information on the current holdings of stock options, unearned PVS units and unvested incentive shares held by the named executive officers on December 31, 2008.

	Option Awards								Stock Awards
									Incentive Shares (Restricted Stock)				PVS Units
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
		(#)		(#)		(#)	($)		(#)		($)		(#)		($)
Donald E.									3,320	(5)	125,396	*	88,448	(6)	3,348,235	*
Morel, Jr.	3/25/2000	8,167	(1)				13.02	3/25/2010
	3/25/2000			60,000	(2)		13.02	3/25/2010
	4/30/2002	248,423	(3)				13.99	4/30/2012
	5/5/2004	136,000	(3)				19.37	5/5/2014
	4/11/2005	71,387	(3)	23,796			24.20	4/11/2015
	2/24/2006	37,128	(3)	37,129			32.59	2/24/2016
	2/27/2007	24,144		72,432	(3)		44.97	2/27/2017
	2/26/2008			100,825	(3)		41.70	2/26/2018

William J.									2,599	(5)	98,164	*	23,811	(6)	899,341	*
Federici	5/5/2004	24,600	(3)				19.37	5/5/2014
	3/5/2005	13,500	(3)	4,500			25.53	3/5/2015
	2/24/2006	9,591	(3)	9,592			32.59	2/24/2016
	2/27/2007	6,584	(3)	19,755			44.97	2/27/2017
	2/26/2008			27,498	(3)		41.70	2/26/2018

Steven A. Ellers									4,144	(5)	156,519	*	36,986	(6)	1,396,961	*
	3/25/2000	90,000	(1)				13.02	3/25/2010
	5/5/2004	53,400	(3)				19.37	5/5/2014
	3/5/2005	30,000	(3)	10,000			25.53	3/5/2015
	2/24/2006	16,244	(3)	16,244			32.59	2/24/2016
	2/27/2007	9,877	(3)	29,631			44.97	2/27/2017
	2/26/2008			41,247	(3)		41.70	2/26/2018

Robert J. Keating									223	(5)	8,423	*	11,801	(6)	445,724	*
	3/8/2002	16,000	(4)				14.41	3/8/2012
	5/5/2004	17,000	(3)				19.37	5/5/2014
	3/5/2005	9,750	(3)	3,250			25.53	3/5/2015
	2/24/2006	4,641	(3)	4,641			32.59	2/24/2016
	2/27/2007	3,292	(3)	9,877			44.97	2/27/2017
	2/26/2008			13,749	(3)		41.70	2/26/2018

John R.									409	(5)	15,448	*	11,801	(6)	445,724	*
Gailey III	3/25/2000	28,800	(1)				13.02	3/25/2010
	5/5/2004	14,600	(3)				19.37	5/5/2014
	3/5/2005	8,250	(3)	2,750			25.53	3/5/2015
	2/24/2006	4,641	(3)	4,641			32.59	2/24/2016
	2/27/2007	3,292	(3)	9,877			44.97	2/27/2017
	2/26/2008			13,749	(3)		41.70	2/26/2018

(1)	Options are exercisable in 20% annual increments beginning one year from the grant date.

(2)	Options are exercisable on October 25, 2009.

(3)	Options are exercisable in 25% annual increments beginning one year from the grant date.

(4)	Options are exercisable in full beginning one year from the grant date.

(5)

These incentive shares were granted on March 5, 2005, March 24, 2006, February 27, 2007 and February 26, 2008 and vest 100% four years from the grant date if the bonus share to which the incentive share relates has not been sold and the employee has not terminated employment. If the incentive shares vest, the executive receives additional shares as if dividends had been paid on the incentive shares from the grant date and reinvested in additional shares. Unvested incentive shares (and any associated dividend rights) are forfeited on employment termination, except due to retirement where a prorated portion is vested based on the time elapsed between the grant date and retirement date.

(6)

These PVS units were awarded on March 24, 2006, February 27, 2007 and February 26, 2008, and each covers a three-year performance period. They will be earned, if at all, on December 31, 2008, December 31, 2009 and December 31, 2010, respectively, subject to satisfaction of the applicable performance criteria and generally subject to the recipient’s continued employment through those dates. As required by the SEC’s disclosure rules, the number of PVS units shown assumes a target payout of 100% will be achieved.

*	The market value of the unvested incentive shares and unearned PVS units is based on the closing price of our common stock on December 31, 2008, $37.77.

2008 Option Exercises and Stock Vested Table

The following table provides information about the value realized by the named executive officers on the exercise of stock options and vesting of stock awards during the 2008 fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting (2)	Value Realized on Vesting (3)
	(#)	($)	(#)	($)
Donald E. Morel, Jr.	75,935	2,484,973	43,807	1,832,688
William J. Federici	100,000	3,768,000	8,479	355,673
Steven A. Ellers	30,000	1,104,393	18,410	774,706
Robert J. Keating	-0-	-0-	5,792	243,166
John R. Gailey III	-0-	-0-	4,916	206,181

(1)           The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the dates of exercise, multiplied by the number of options exercised.

(2)           This column reflects PVS units that were awarded in 2004 and earned in February 2008 and incentive shares that were awarded in 2004 and vested in February 2008, whether or not deferred under the Employee Deferred Compensation Plan, including additional shares awarded pursuant to dividend equivalents.  The following table shows the number of vested incentive shares and PVS unit payouts, and the number of additional shares distributed due to dividend equivalents.

Name	Vested Incentive Shares	Dividends Paid on Vested Incentive Shares	PVS Unit Payouts	Dividends Paid on PVS Unit Payouts
	(#)	(#)	(#)	(#)
Donald E. Morel, Jr.	1,296	53	40,777	1,734
William J. Federici	450	27	7,552	204
Steven A. Ellers	1,574	19	16,613	450
Robert J. Keating	364	9	5,285	143
John R. Gailey III	262	7	4,531	123

(3)          The value of the PVS units was determined by multiplying the number of vested units by $41.70, the fair market value of our common stock on the payout date, February 26, 2008.  The value of vested incentive shares was determined by multiplying the number of vested incentive shares by $46.10, the fair market value of our common stock on the vesting date, May 5, 2008.

Pension Benefits

Retirement Plan.  Until December 31, 2006, we maintained a final average pay defined benefit pension plan, which calculated retirement benefits for salaried participants as a percentage of average annual earnings.  The normal retirement benefit equals 1.9% of the average of a participant’s five highest consecutive calendar years of compensation out of the participant’s last 10 calendar years of service, multiplied by his or her years of service up to 25 years, plus 0.5% of that average multiplied by his or her years of service in excess of 25 but not more than 35 years.  The benefit is reduced by the participant’s expected social security benefits.

Effective January 1, 2007, each participant’s accrued benefit under the retirement plan’s pension formula was frozen, and the pension benefits for all existing and new participants are expressed as a “cash balance” type formula.  Under the cash balance approach, an allocation is made at the end of each calendar year (or on employment termination, if earlier) to a participant’s hypothetical cash balance account.  The allocation is determined by the age of the participant and the percentage of annual compensation assigned to that age band by the basic cash balance formula.

For participants who have attained minimum age and service requirements, an additional annual allocation referred to as a “transition benefit” is made to their accounts to replace all or part of the benefit for participants who were participating in the retirement plan on December 31, 2006.  The transition benefit percentage will remain for the duration of the transition period, which continues for 12 years or until retirement, whichever comes first.  The transition benefit allocation percentage is based on the age of the participant as of January 1, 2007.  The transition benefit for each of the named executive officers eligible to participate is 8%.  Each year, the balance in the hypothetical account will be credited with interest at a rate equal to the average 30-Year Treasury Bond Rate for November of the year prior to the year the interest is credited.

In general, the compensation used for determining a participant’s benefits under the retirement plan consists of base salary, overtime, annual incentive awards (paid in cash or stock) and other cash remuneration, plus a participant’s contributions to our 401(k) plan.

Normal retirement age under the retirement plan is age 65.  Participants with 10 years of service may retire and commence payment of their frozen benefits upon reaching age 55, with reduced benefits based on age at the retirement date.  Mr. Ellers is currently eligible for early retirement under the retirement plan.  Participants may commence distribution of their cash balance benefits on employment termination, without regard to age or years of service, but will forego any future interest credits.

The retirement benefit that each participant will receive at retirement will be the sum of the accrued benefit under the old pension formula as of December 31, 2006, plus the amount allocated to the participant’s cash-balance account.  A participant vests in his or her combined benefit upon reaching three years of service.

SERP.  IRS requirements currently limit the amount of benefits paid under the retirement plan to an annual maximum of $195,000, payable at age 65.  The SERP provides out of our general assets an amount substantially equal to the difference between the total benefit accrued under the retirement plan and the amount of benefit the retirement plan is permitted to provide under the statutory limits on benefits and earnings.  The SERP also includes amounts contributed to the Employee Deferred Compensation Plan for purposes of determining a participant’s accrued benefits.

Before January 1, 2009, SERP benefits were payable at the same time and in the same form as benefits payable under the retirement plan, except that SERP participants could elect to receive their SERP benefits in a lump sum.  Due to changes in the tax laws, the SERP was amended effective January 1, 2009 to provide that benefits accrued on or after January 1, 2005 are payable in a lump sum on the date that is six months following termination of employment.  These benefits may be reduced to reflect early commencement of benefits before age 65.  Benefits accrued before January 1, 2005 are still payable according to the SERP rules in effect on December 31, 2008.

The following table shows the actuarial present value of accumulated pension benefits payable to our named executive officers under our retirement plan and the SERP.  Mr. Keating is based in Germany and is not eligible to participate in U.S. company-sponsored retirement plans.  The benefits were determined using assumptions consistent with those used by us in our financial statements.

2008 Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year
		(#)	($)	($)
Donald E. Morel, Jr.	Retirement Plan	16	263,004	-0-
	SERP	16	1,054,795	-0-
	Total	16	1,317,799	-0-

William J. Federici	Retirement Plan	5	94,687	-0-
	SERP	5	156,957	-0-
	Total	5	251,644	-0-

Steven A. Ellers	Retirement Plan	25	581,404	-0-
	SERP	25	1,009,462	-0-
	Total	25	1,590,866	-0-

John R. Gailey III	Retirement Plan	17	321,510	-0-
	SERP	17	215,868	-0-
	Total	17	537,278	-0-

(1)	Equals the number of full years of credited service as of December 31, 2008. Credited service begins with a participant’s hire date and ends with the date of employment termination.

(2)

An actuarial present value of the benefits is calculated by estimating expected future payments starting at an assumed retirement age, weighting the estimated payments by the estimated probability of surviving to each post-retirement age, and discounting the weighted payments at an assumed discount rate to reflect the time value of money. The actuarial present value represents an estimate of the amount which, if invested as of December 31, 2008 at a discount rate of 6.5%, would be sufficient on an average basis to provide estimated future payments based on the current accumulated benefit. Estimated future payments are assumed to be in the form of a single lump-sum payment at retirement determined using interest-rate and mortality assumptions contained in the Revenue Procedure 2000 Mortality Table, in accordance with applicable Internal Revenue Code regulations. The assumed retirement age for each named executive officer is 65. Actual benefit present values will vary from these estimates depending on many factors, including an executive’s actual retirement age, future-credited years of service, future compensation levels, interest-rate movements and regulatory changes.

2008 Nonqualified Deferred Compensation

The Employee Deferred Compensation Plan allows highly compensated employees, including executive officers, to defer up to 100% of salary and cash bonus.  We match at the rate of 100% of the first 3% of salary deferrals, plus 50% of the next 2%.  Employer matching contributions made before January 1, 2007 vest 20%

per year and matching contributions made on or after January 1, 2007 are 100% vested.  Participants also may defer payout of annual bonus shares and PVS units.  We contribute one time-vested incentive share for each four bonus shares deferred.

Deferred cash contributions may be invested in a selection of investment options that mirror the funds available under our 401(k) plans.  Incentive shares will vest on the fourth anniversary of the date of contribution or will vest pro rata on retirement, death and/or disability, if earlier.  During the time these awards are deferred, they are deemed invested in our common stock and receive additional credits for dividend equivalents.  All deferred stock awards are distributed in shares of common stock.

Amounts deferred in any year, except for matching contributions on cash contributions, will be distributed automatically in a lump sum five years after the year of deferral.  A participant may choose to defer these amounts to another date or until employment termination.  Matching contributions on cash contributions are only distributable on employment termination.  Participants may elect to receive their distributions on termination in a lump sum, or in up to 10 equal annual installments.  Any distributions made at employment termination may be in the form of either a cash lump sum, stock lump sum or in up to 10 equal annual installments, at the election of the participant.

German Deferred Compensation Plan.  Participants in the German Deferred Compensation Plan may defer receipt of their Annual Incentive Plan award until retirement (on or after age 65), death or disability.  In addition, a terminated employee may request distribution any time after attaining age 60.  Amounts are credited to an account that earns monthly interest at the Euro Interbank Offered Rate plus 0.25%.  There are no matching contributions under the German Deferred Compensation Plan, and stock awards may not be deferred under the German Deferred Compensation Plan.  Participants may elect to receive distributions in a lump sum or in up to 10 annual installments.

The following table shows the executive contributions, earnings and account balances for the U.S.-based named executive officers in the Employee Deferred Compensation Plan and for Mr. Keating in the German Deferred Compensation Plan.  Each executive is currently 100% vested in his entire account balance.

2008 Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
	($)	($)	($)	($)	($)
Donald E. Morel, Jr.	666,255	37,535	(396,374)	61,740	1,799,278
William J. Federici	115,933	40,719	(72,562)	-0-	674,695
Steven A. Ellers	242,792	55,782	(286,844)	71,377	1,556,180
Robert J. Keating (5)	237,069	-0-	34,064	-0-	271,133
John R. Gailey III	259,505	17,948	(226,408)	-0-	579,581

(1)

Amounts in this column reflect the named executive officers’ deferral of compensation. Executive deferrals of salary for 2008 are also included in the “Salary” column of the 2008 Summary Compensation Table on page 20 and are as follows: Dr. Morel – $202,798; Mr. Federici – $21,291; Mr. Ellers – $98,559; and Mr. Gailey – $93,475. Deferrals of the 2007 annual incentive award, paid in fiscal year 2008, are included in this column and were included in the “Non-Equity Incentive Compensation” column of last year’s Summary Compensation Table.

(2)

Amounts in this column reflect Company matching contributions and deferred incentive shares under the Employee Deferred Compensation Plan. The amounts credited in 2008 for each executive were as follows: Dr. Morel – $32,447 cash match and $5,087 incentive shares; Mr. Federici – $17,033 cash match and $23,686 incentive shares; Mr. Ellers – $19,712 cash match and $36,071 incentive shares; and, Mr. Gailey – $12,819 and $5,129 incentive shares. The cash match amounts also are included in the “All Other Compensation” column of the 2008 Summary Compensation Table.

(3)

For U.S.-based executives, these amounts reflect the net gains (losses) attributable to the investment funds in which the executives have chosen to invest contributions made to the Employee Deferred Compensation Plan. Under the German Deferred Compensation Plan, Mr. Keating is credited with interest measured at the Euro Interbank Offered Rate plus 0.25%.

(4)	The total balance includes amounts contributed for prior years which have all been previously reported in the Summary Compensation Table for the year those amounts were deferred.

(5)	Amounts were converted at a rate of 1.4633 U.S. Dollars per Euro.

Payments On Disability

Each named executive officer, except Mr. Keating, has long-term disability coverage, which is available to all eligible U.S. employees.  The coverage provides six months of full salary continuation followed by up to 60% of pay with a $25,000 monthly limit.  Eligible U.S. employees also continue to earn cash balance pay credits at the rate of pay in effect when they became disabled under the retirement plan and SERP.  Employees who are vested in our retirement plan, as all the U.S.-based executives are, also receive continued medical coverage while on disability on the same terms as active employees.  Mr. Keating has a separate disability policy under which he would receive $116,999 per year for two years (converted at a rate of 0.8363 U.S. Dollars per Australian Dollar), following a six-month waiting period.

Deferred compensation is payable according to the executive’s election.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVS units and unvested incentive shares would be forfeited when an employee becomes disabled.

Payments On Death

Each named executive officer, except Mr. Keating, has group life insurance benefits, which are available to all eligible U.S. employees.  The benefit is equal to 1x pay with a maximum limit of $500,000, plus any supplemental life insurance elected and paid for by the named executive officer.  Dr. Morel’s beneficiaries will also receive a benefit of $1,750,000 payable under the terms of a term life insurance policy paid for by us.  For Mr. Keating, a benefit of $533,697 (converted at a rate of 0.8363 U.S. Dollars per Australian Dollar) would be payable under the terms of a term life insurance paid for by us.

Deferred compensation is payable according to the executive’s election on file.  Outstanding unvested stock options would be forfeited and outstanding vested stock options would be exercisable for the term of the option.  Outstanding PVS units and unvested incentive shares would be forfeited when an employee dies.

Estimated Payments Following Severance

We have agreements with Dr. Morel, Mr. Ellers and Mr. Keating that entitle them to severance benefits on certain types of employment terminations not related to a change in control.  Mr. Gailey and Mr. Federici are not covered under a general severance plan and any severance benefits payable to them under similar circumstances would be determined by the compensation committee in its discretion.

Dr. Morel.  Dr. Morel has an employment agreement that entitles him to a lump-sum severance payment if he is terminated involuntarily other than for cause.  The amount of the payment is equal to his annual base salary in effect on the termination date plus an amount equal to his salary for the next year if it has been set (or if not set, his current base salary).  The payment would be made six months following his termination date.  Dr. Morel’s employment agreement does not entitle him to additional payments or benefits if his employment is terminated for cause or as a result of his death or disability.  “Cause” means the conviction of a felony; the willful failure to perform his job duties; gross negligence or willful misconduct in the performance of his duties; willful misconduct that materially injures us; or the violation of the non-compete, the non-solicitation or the confidentiality obligations under the agreement.

Any severance pay would be contingent on execution of a release and other customary provisions, including compliance with non-competition, non-solicitation and confidentiality obligations contained in the agreement.

Mr. Ellers.  Mr. Ellers has an agreement that requires him not to compete with us for one year following his employment termination.  The agreement entitles him to one year of salary if he leaves us for any reason other than a “for cause” termination by us.  Half of the amount is payable in a lump sum after six months and the remainder bi-weekly.  The agreement also provides him with medical, dental and life insurance coverage for the one-year period, so long as he pays required employee contributions.

Mr. Ellers is not entitled to any additional payments or benefits if his employment is terminated for cause or by reason of death or disability.  “Cause” is defined in the agreement as dishonesty; disloyalty; willful misconduct; gross negligence; theft, conviction of a crime; drunkenness; unethical business conduct; or refusal to perform his duties or a breach of the agreement.

Mr. Keating.  Mr. Keating has a severance and non-competition agreement that entitles him to one year base salary (payable monthly) if he is terminated other than for cause, death, disability, voluntary retirement or change in control.  In addition, Mr. Keating is entitled to the reasonable cost of relocating to Australia, unless he is terminated for cause or resigns voluntarily.  The agreement also prohibits him from competing with us or soliciting our customers, clients, suppliers, agents and distributors for a one-year period following termination.

If any of the named executive officers are entitled to payments under the agreements described above and under a change in control agreement described below, the named executive officer will be entitled to only one payment as described in the respective agreements.

Estimated Severance Payments Table

The table below reflects amounts that executives would receive on certain terminations of employment other than following a change in control.  No named executive officer will receive any enhanced benefit as a result of a voluntary termination for cause.  The amounts do not include amounts payable through a plan or arrangement that is generally applicable to all salaried employees.

Name	Event	Cash Severance	Value of Stock Awards That Will Become Vested (1)	Continuation of Medical Benefits (2)	Additional Life Insurance (3)	Total

Donald E. Morel, Jr.	Involuntary (no cause)	$1,650,056	$—	$—	$—	$1,650,056
	Death	—	—	—	1,750,000	1,750,000
	Disability	—	—	—	—	—
	Retirement	—	2,389,595	—	—	2,389,595

William J. Federici	Involuntary (no cause)	—	—	—	—	—
	Death	—	—	—	—	—
	Disability	—	—	—	—	—
	Retirement	—	651,684	—	—	651,684

Steven A. Ellers	Involuntary (no cause)	502,918	—	16,825	—	519,743
	Death	—	—	—	—	—
	Disability	—	—	—	—	—
	Retirement	—	977,563	—	—	977,563

Robert J. Keating	Involuntary (no cause) (4)	396,657	—	—	—	396,657
	Death	—	—	—	533,697	533,697
	Disability (5)	166,999	—	—	—	116,999
	Retirement	—	325,880	—	—	325,880

John R. Gailey III	Involuntary (no cause)	—	—	—	—	—
	Death	—	—	—	—	—
	Disability	—	—	—	—	—
	Retirement	—	325,880	—	—	325,880

(1)

This amount is the total of unvested PVS units that become accelerated due to retirement measured at their fair market value on December 31, 2008, $37.77, using an assumed 100% performance rate for the 2007-2009 and 2008-2010 performance periods. These awards would still be payable at the same time and subject to the same performance conditions that apply to awards to participants who remain active, and thus may be greater than or less than the target amount.

(2)	This amount reflects the current premium cost to us for continuation of elected benefits if provided under a separate agreement.

(3)	The life insurance benefit represents additional life insurance paid for by us over the standard coverage level.

(4)	Mr. Keating is also entitled to the reasonable costs of relocating him and his family to Australia in the event of an involuntary termination without cause.

(5)

The amount reflected in Mr. Keating’s disability salary continuation line is the sum of 24 months of payments that would be paid to him under his individual policy following a six-month waiting period. The amount was converted from Australian Dollars at a rate of 0.8363 U.S. Dollars per Australian Dollar.

Payments On Termination in Connection With a Change in Control

Dr. Morel, Mr. Ellers, Mr. Federici and Mr. Gailey.  We have entered into agreements with each of our named executive officers, as well as certain other of our officers, which provide the benefits described below on qualifying terminations of employment in connection with or within two years following a change in control.  For Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey, the agreements provide for the following compensation and benefits if their employment is terminated under certain circumstances following a change in control:

•                  Cash severance pay equal to three times the sum of the executive’s highest annual base salary in effect during the year of termination and the average annual bonus for the three years (or, if employed less than three years, the lesser period) immediately preceding the change in control.  The severance compensation will be reduced on a pro rata basis if an executive reaches normal retirement age or commences retirement within three years following the change in control.  The severance payments for Mr. Ellers, Mr. Federici and Mr. Gailey are payable in monthly installments, and the severance payments for Dr. Morel are payable in a lump sum.  If any of these individuals is a key employee at the time of his termination, payments will be delayed six months to the extent required by applicable tax law.

•                  Immediate vesting of any unvested benefits and matching contributions under our 401(k) plans and the Employee Deferred Compensation Plan as of the termination of the executive’s employment.

•                  Immediate vesting of all unvested stock options, stock appreciation rights, shares of stock, stock units and other equity-based awards awarded under any compensation or benefit plan or arrangement.

•                  Continued medical, dental, life and other benefits for 36 months after termination of the executive’s employment, or until his retirement or eligibility for similar benefits with a new employer.

•                  Outplacement assistance.

Terminations of employment that entitled an executive to receive the severance benefits under a change in control, consist of (i) resignation following a constructive termination of his employment, (ii) employment termination other than by reason of death, disability, continuous willful misconduct or normal retirement, or (iii) voluntary resignation during a one-time, 30-day period beginning 12 months following the change in control.

Mr. Keating.  Mr. Keating’s agreement provides for the following compensation and benefits if his employment is terminated under certain circumstances following a change in control:

•      Continuation of his base salary for 36 months.

•                  Immediate vesting of all unvested stock options, stock appreciation rights, shares of stock, stock units and other-equity based awards granted or awarded under any compensation or benefit plan or arrangement.

Mr. Keating will be entitled to receive the amounts above if, during the six-month period following the change in control, his employment is terminated by us for reasons other than cause, death, disability or retirement, or if he resigns following a constructive termination.

Definition of “Change in Control.”  For each agreement, a “change in control” is defined generally as any such event that requires a report to the SEC, but includes any of the following:

•                  any person or entity other than us, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•                  an acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock;

•                  a change in the majority of our board of directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•                  execution of an agreement with us, which if consummated, would result in any of the above events.

Definition of “Constructive Termination”.  A “constructive termination” generally includes any of the following actions taken by us without the executive’s written consent following a change in control:

•                  significantly reducing or diminishing the nature or scope of the executive’s authority or duties;

•                  materially reducing the executive’s annual salary or incentive compensation opportunities;

•                  changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;

•                  failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or

•                  failing to obtain a satisfactory agreement from any successor to us to assume and agree to perform the obligations under the agreement.

However, no constructive termination occurs if the executive:

•                  fails to give us written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of the executive’s resignation; or

•                  we cure the circumstances giving rise to the constructive termination before the effective date of the executive’s resignation.

Non-Competition.  To receive the severance benefits under the agreement, the executive must agree not to be employed by any of our competitors or compete with us in any part of the United States (any market or territory, in the case of Dr. Morel) for up to one year (two years, in the case of Dr. Morel) following employment termination for any reason.

Excise-Tax Indemnification.  The named executive officers (other than Mr. Keating) are also entitled to full indemnification for any excise taxes that may be imposed by Section 4999 of the Internal Revenue Code in connection with the change in control, including interest and penalties, and payment of their legal fees and expenses if we contest the validity or enforceability of the agreement.  Mr. Keating is not entitled to this indemnification because he is an overseas employee and the excise tax does not apply.

Estimated Benefits On Termination Following a Change in Control — December 31, 2008

The following table reflects potential payments to the named executive officers in the event of a termination following a change in control under existing contracts, agreements, plans or arrangements, assuming a December 31, 2008 termination date and using the closing price of our common stock as of December 31, 2008, $37.77.

			Accelerated Vesting of Equity Value
Name	Aggregate Severance Pay (1)		PVS Unit Acceleration (2)	Early Vesting of Restricted Stock (3)	Early Vesting of Stock Options (4)	Welfare Benefits Continuation (5)	Outplacement Assistance Value (6)	Parachute Tax Gross-up Payment (7)	Total
Donald E. Morel, Jr.	$4,250,433		$2,101,913	$125,396	$1,998,524	$88,571	$25,000	$-0-	$8,589,837
William J. Federici	1,945,872		559,449	98,164	104,815	78,522	25,000	211,721	3,023,543
Steven A. Ellers (8)	2,333,961		887,204	156,519	206,625	50,984	25,000	-0-	3,770,193
Robert J. Keating	1,189,969	(9)	275,759	8,423	63,844	—	—	—	1,537,994
John R. Gailey III	1,331,496		275,759	15,448	57,724	77,577	25,000	-0-	1,783,003

(1)

Except in the case of Mr. Keating, this amount represents three times the sum of the executive officer’s (a) highest annual base salary in effect during the year of termination and (b) the average annual bonus for the three years (or, if employed less than three years, the lesser period). These amounts are based on the salary rates in effect on December 31, 2008 and bonuses paid in 2006, 2007 and 2008. In the case of Mr. Keating, this amount represents 36 months of salary continuation.

(2)

This amount represents the payout of all outstanding PVS unit awards on a change in control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.

(3)

This amount represents the value of all unvested restricted awards, which would become vested on a change in control (whether or not the awards were deferred). The amount was calculated by multiplying an executive’s number of unvested shares by the fair market value of a single share on December 31, 2008, which was $37.77.

(4)

This amount is the intrinsic value (fair market value on December 31, 2008 ($37.77 per share) minus the per share exercise price) of all unvested stock options for each executive. Any option with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(5)	This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage for Dr. Morel, Mr. Federici, Mr. Ellers and Mr. Gailey.

(6)	This amount represents the cost of providing outplacement assistance.

(7)	This amount reflects the gross-up an executive would receive if he is subject to excise tax under Section 4999 of the Internal Revenue Code.

(8)

Although Mr. Ellers is eligible to retire under our retirement plan and SERP, and his agreement with us provides that severance pay would be reduced by payments made under the retirement plan and SERP, we have calculated the severance pay without regard to this reduction.

(9)	Mr. Keating’s aggregate severance pay was converted from Euros to U.S. Dollars at a rate of 1.4633 U.S. Dollars per Euro.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned by (a) each of our directors; (b) each named executive officer; (c) all directors and executive officers as a group; and (d) each person or group known by us to own more than five percent of our outstanding shares of our common stock.  The information is stated as of December 31, 2008.  Unless otherwise noted, the beneficial owners exercise sole voting and/or dispositive power over their shares.

Name	Common Stock (1)		Options Exercisable Within 60 Days	Percent of Class
Steven A. Ellers	135,195		227,831	1.1%
William J. Federici	71,281		72,530	*
John R. Gailey III	27,268		68,632	*
Thomas W. Hofmann	1,499		—	*
L. Robert Johnson	18,906		19,200	*
Paula A. Johnson	2,142		10,300	*
Robert J. Keating	25,825		59,732	*
Donald E. Morel, Jr.	250,160		593,163	2.6%
John P. Neafsey	29,179		6,400	*
John H. Weiland	2,142		—	*
Anthony Welters	5,069		33,450	*
Geoffrey F. Worden	9,666		37,200	*
Robert C. Young	9,142		16,268	*
Patrick J. Zenner	4,892		23,950	*

All directors and executive officers as a group (20)	752,572	(2)	1,407,097	6.6%

Franklin Advisory Services, LLC One Parker Plaza, Sixteenth Floor Fort Lee, NJ 07024	3,619,673	(3)	—	11.1%

Snyder Capital Management, L.P. One Market Plaza Steuart Tower, Ste. 1200 San Francisco, CA 94105	1,654,582	(4)	—	5.1%

Munder Capital Management Munder Capital Center 480 Pierce Street Birmingham, MI 48009	2,209,849	(5)	—	6.7%

Barclays Global Investors, NA. 400 Howard Street San Francisco, CA 94105	2,055,029	(6)	—	6.28%

(1)          For executive officers, the common stock column includes (a) vested shares held in employee participant accounts under our 401(k) plan, Non-Qualified Deferred Compensation Plan for Designated Employees and Employee Stock Purchase Plan, and (b) incentive shares (time-vested restricted stock held in various incentive plan accounts), unless those shares have been deferred under the Employees Deferred Compensation Plan.  For non-employee directors, the common stock column includes vested deferred stock awarded under the Directors Deferred Compensation Plan.  The following table shows how these shares are held.

Name	Deferred Stock	401(k) Plan	Employee Deferred Compensation Plan	Stock Purchase Plan	Incentive Shares (Restricted Stock)
Steven A. Ellers	—	3,383	28,967	6,518	290
William J. Federici	—	473	13,536	3,872	363
John R. Gailey III	—	676	6,337	-0-	286
Thomas W. Hofmann	1,499	—	—	—	—
L. Robert Johnson	2,142	—	—	—	—
Paula A. Johnson	2,142	—	—	—	—
Robert J. Keating	—	—	—	4,088	223
Donald E. Morel, Jr.	—	1,109	25,772	3,833	1,359
John P. Neafsey	2,142	—	—	—	—
John H. Weiland	2,142	—	—	—	—
Anthony Welters	2,142	—	—	—	—
Geoffrey F. Worden	2,142	—	—	—	—
Robert C. Young	2,142	—	—	—	—
Patrick J. Zenner	2,142	—	—	—	—
All directors and executive officers as a group (20)	18,638	18,352	95,639	31,377	3,552

(2)

Includes 40,803 shares held by our charitable foundation. Paula A. Johnson, a member of our board, and Richard D. Luzzi, one of our executive officers, are trustees of the foundation and, in that capacity, are each deemed to be the beneficial owner of the shares held by the foundation because they share voting and dispositive power over those shares. Dr. Johnson and Mr. Luzzi disclaim any economic interest in shares held by the foundation.

(3)

Based on information contained in a Schedule 13G filing dated February 9, 2009 made by Franklin Resources, Inc. (“FRI”), Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, LLC. Represents shares beneficially owned by one or more open or closed-end investment companies or other managed accounts, which are advised by direct and indirect investment advisory subsidiaries of FRI. Charles B. Johnson and Rupert H. Johnson, Jr. are principal owners of FRI, and they, along with FRI and each of FRI’s advisory subsidiaries, disclaim any economic interest or beneficial ownership in any of the shares covered by the Schedule. They disclaim the existence of a group. Franklin Advisory Services, LLC has sole dispositive power with respect to 3,619,673 of the shares and sole voting power with respect to 3,604,973 of the shares.

(4)

Based on information contained in a Schedule 13G filing dated February 13, 2009 made by Snyder Capital Management, L.P. (“SCMLP”) and Snyder Capital Management, Inc. (“SCMI”). Natixis Global Asset Management, L.P. is the direct parent of SCMI and disclaims any direct or indirect control over any of the shares covered by the Schedule. SCMLP and SCMI have shared dispositive power with respect to 1,654,582 of the shares and shared voting power with respect to 1,487,882 of the shares.

(5)	Based on information contained in Schedule 13G filing dated February 12, 2009 made by Munder Capital Management.

(6)

Based on information contained in a Schedule 13G filing dated February 5, 2009 made by Barclays Global Investors, NA. (“BGI”) on behalf of a group consisting of the following entities: BGI, Barclays Global Fund Advisors (“BGFA”), Barclays Global Investors, Ltd. (“BGI Ltd.”), Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. The group members beneficial ownership is as follows:

	Sole Voting Power	Sole Dispositive Power
BGI	570,141	675,046
BGFA	985,605	1,358,025
BGI, Ltd.	1,025	21,958

* Less than one percent of our outstanding shares of common stock.

AUDIT COMMITTEE REPORT

The audit committee reviewed the Company’s financial-reporting process on behalf of the board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2008, is responsible for expressing its opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.

The audit committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2008, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting.

The committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees), as amended.  PricewaterhouseCoopers LLP has provided to the committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence and the committee has discussed with PricewaterhouseCoopers LLP that firm’s independence from the Company.

The audit committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The audit committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  Based on the considerations and discussions referred to above, the audit committee recommended to the Company’s board of directors that the audited financial statements for the year ended December 31, 2008 be included in the Company’s 2008 Form 10-K.

Audit Committee:

John P. Neafsey, Chairman
Thomas W. Hofmann
Geoffrey F. Worden
Patrick J. Zenner

PROPOSAL #2 — RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.  Although shareholder approval for this appointment is not required, the audit committee and our board are submitting the selection of PricewaterhouseCoopers LLP for ratification to obtain the views of shareholders and as a matter of good corporate governance.  If the appointment is not ratified, the audit committee will reconsider whether or not to retain that firm.  Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions.  They also will have the opportunity to make a statement if they desire to do so.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2008 and 2007.  All of the services described in the following fee table were approved in conformity with the audit committee’s pre-approval process.

	2008	2007
Audit Fees	$1,424,894	$1,499,564
Audit-Related Fees	-0-	1,273
Tax Fees	106,610	166,997
All Other Fees	4,500	1,500
Total	$1,536,004	$1,667,834

Audit Fees include fees for audit work performed on the financial statements and internal control over financial reporting, and work that generally only the independent registered public accounting firm can reasonably be expected to provide, including statutory audits or financial audits for our subsidiaries or affiliates; services associated with SEC registration statements; periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents); and assistance in responding to SEC comment letters.

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are traditionally performed by the independent registered public accounting firm, including due diligence related to potential business acquisitions/divestitures, financial statement audits of employee benefit plans and special procedures required to meet certain regulatory requirements.

Tax Fees include fees for all services, except those specifically related to the audit of the financial statements, which are performed by the independent registered public accounting firm’s tax personnel and may include tax advice, tax analysis and compliance, and review of income and other tax returns.

All Other Fees are fees for those services not captured in any of the above three categories.  For 2008, this category consisted of the cost of accounting research software offered by PricewaterhouseCoopers LLP.

The board of directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and officers file reports of holdings and transactions in our shares with the SEC and the New York Stock Exchange.  Based on our records and other information, we believe that in 2008 our directors and officers met all applicable Section 16(a) filing requirements, except as follows: Mr. Ellers, Mr. Federici, Mr. Gailey and Dr. Morel each filed a single late report with respect to a distribution of shares from their deferred compensation accounts.  John E. Paproski, our Vice President, Innovation, filed a late report with respect to an acquisition of shares for his deferred compensation account.  Mr. Gailey also filed a late report with respect to the sale of shares.

Shareholder Proposals and Nomination of Directors

Under the rules of the SEC, if a shareholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2010 annual meeting, the proposal must be received by us at our principal executive offices at 101 Gordon Drive, Lionville, Pennsylvania 19341 by November 30, 2009.  The notice must contain or be accompanied by the following: (1) a brief description of the business to be brought before the annual meeting and the reasons for conducting the business at the meeting; (2) the name and record address of the shareholder proposing the business as they appear on our books; (3) the number and class of our shares beneficially owned by the shareholder; and (4) any material interest of the shareholder in the business.

Under our bylaws, and as permitted by the rules of the SEC, any recommendations for director candidates for the 2010 annual meeting of shareholders should be submitted in writing to the chairman of the nominating and corporate governance committee c/o West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, Pennsylvania 19341, must be received by February 5, 2010 and must contain or be accompanied by the following information:

(1)	the name and address of the nominating shareholder as they appear on our books;

(2)

a representation that the nominating shareholder is the holder of record of our shares and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice, and setting forth as to the nominating shareholder: (A) the number and class of our securities directly or indirectly owned, beneficially and of record by such nominating shareholder; (B) any option, warrant, convertible security, stock appreciation or similar right with an exercise or conversion privilege at a price related to any class of our securities or with a value derived from the value of any class of our securities, directly or indirectly owned beneficially by such shareholder; (C) any proxy, contract or arrangement pursuant to which the nominating shareholder has a right to vote any shares of any of our securities; (D) any short interest of such nominating shareholder in our securities; (E) any rights to dividends on our securities owned beneficially by such nominating shareholder that are separated or separable from the underlying securities; (F) any proportionate interest in our securities or derivative instruments held directly or indirectly by a general or limited partnership in which such nominating shareholder is a general partner or beneficially owns an interest as a general partner; (G) any performance-related fees that such nominating shareholder is entitled to based on any increase or decrease in the value of our securities or derivative instruments, including any such interests held by members of such nominating shareholder’s immediate family sharing the same household; and (H) any other information relating to such nominating shareholder that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies for the proposal and/or election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

(3)

as to each recommended nominee: (A) his or her name, age, business address and, if known, residence address; (B) his or her principal occupation or employment; (C) the number and class of our securities beneficially owned by him or her; (D) information necessary to determine if such recommended nominee is an “independent director” as outlined in our bylaws; and (E) any other information regarding the recommended nominee that is required to be included in a proxy statement filed with the SEC;

(4)

a description of any arrangements or understandings among the shareholder and each recommended nominee and any other persons pursuant to which the recommended nomination is to be made by the nominating shareholder;

(5)	the consent of each recommended nominee to serve as a director if so elected; and

(6)	reasons that the person recommended would be a desirable member of our board.

You may obtain a copy of the bylaw provisions relating to the requirements for making nominations by contacting our corporate secretary, 101 Gordon Drive, Lionville, Pennsylvania 19341.

Soliciting Material

Neither the Audit Committee Report nor the Compensation Committee Report constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate these reports by reference.  In addition, the Audit Committee Report and the Compensation Committee Report shall not be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K).

0 --------------- . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ---------------- 14475 PROXY WEST PHARMACEUTICAL SERVICES, INC. 101 Gordon Drive, Lionville, Pennsylvania 19341 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints John R. Gailey III and William J. Federici as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of West Pharmaceutical Services, Inc., held of record by the undersigned on March 20, 2009, at the Annual Meeting of Shareholders to be held on May 5, 2009 or any postponement or adjournment thereof. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. (Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF WEST PHARMACEUTICAL SERVICES, INC. May 5, 2009 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of 3 Class I Directors: O Paula A. Johnson Class I O Anthony Welters Class I O Patrick J. Zenner Class I 2. To ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2009. 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. --------------- ---------------- 20330000000000000000 9 050509 FOR AGAINST ABSTAIN Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting May 5, 2009. The proxy statement and annual report to security holders are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx.

Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. Election of 3 Class I Directors: O Paula A. Johnson Class I O Anthony Welters Class I O Patrick J. Zenner Class I 2. To ratify the appointment of PricewaterhouseCoopers LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2009. 3. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting. This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 NOMINEES: ANNUAL MEETING OF SHAREHOLDERS OF WEST PHARMACEUTICAL SERVICES, INC. May 5, 2009 INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card. Vote online until 11:59 PM Eastern Time the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. PROXY VOTING INSTRUCTIONS Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x --------------- ---------------- 20330000000000000000 9 050509 COMPANY NUMBER ACCOUNT NUMBER Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting May 5, 2009. The proxy statement and annual report to security holders are available at http://www.westpharma.com/na/en/Investors/Pages/ProxyMaterials.aspx. FOR AGAINST ABSTAIN